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                                                                   EXHIBIT 10(d)

                      INTERNATIONAL DISTRIBUTION AGREEMENT

     This International Distribution Agreement ("Agreement") is entered into as of May 1, 1999 between POP N GO, Inc. with its principal place of business at 12429 E. Putnam St., Whittier, Ca. 90602 ("Supplier") and Distribuidora Automatizada SA DE C.V. with its principal place of business at Insurgentes Sur No. 686, Desp 806 Col. Del Valle, Mexico, D.F. 03100. ("Distributor").

GENERAL

     The Supplier is in the business of developing, marketing and supporting certain Products as defined below. The Distributor wishes to distribute to the dealers and the remarketers of these Products and assures the Supplier that it has the facilities, personnel, and technical expertise necessary to market the Products.

     The Distributor wishes to distribute to the dealers and remarketers these Products and assures the Supplier that it has the facilities, personnel, and technical expertise necessary to market the Products in the Territory (defined below);

     The Distributor wishes to obtain from the Supplier, and the Supplier is willing to grant to the Distributor, an exclusive right to distribute these Products in the Territory.

     In consideration for the mutual promises, covenants, and Agreements made below, the parties, intending to be legally bound, agree as follows:

1.   DEFINITIONS

     For purposes of this Agreement, the following terms will have the indicated definitions:

     "AGREEMENT." This Agreement is by and between the Supplier and the Distributor.

     "END-USER."  Any person or entity who purchases or licenses the Product(s).

     "INFORMATION." The documentation, technical information and/or business information, either oral or written that the Supplier or the Distributor furnishes to the other marked as proprietary or confidential or simply treated as such by the disclosing party. The Information includes research, development or business activity, including any unannounced Products and services, as well as any information relating to services, developments, services, processes, plans, financial information, customer and Supplier list.


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Information will also include the terms of this Agreement. A party's information will be deemed confidential under this Agreement unless the information: (1) is in the public domain through no act of other party; (2) is lawfully known by the other party from a source other than the first party with no restriction of confidentiality; or (3) must be disclosed by requirement of law or generally accepted accounting principles.

      "INTELLECTUAL PROPERTY RIGHTS." The intangible legal rights or interests evidenced by or embodied in (1) any idea, design, concept, technique, invention, discovery, or improvement regardless of patentability, but including patents, patent applications, trade secrets and know-how; (2) any work of authorship, regardless of copyrightability, but including copyrights and any moral rights recognized by law; and (3) any other similar rights, in each case on a worldwide basis.

      "PRODUCTS." The POP N GO popcorn machine developed or owned by the Supplier, along with all options to the Products; all future versions of the Products; and all enhancements, revisions, or modifications made to the Products by the Supplier.

      "QUOTA." Specified minimum quantities of the Products as set forth in Exhibit B (attached to the end of this Agreement) consisting of an initial purchase order and a continual minimum monthly volume commitment.

      "TERM." The duration of this Agreement as provided in Article 2.

      "TERRITORY." The specific geographic areas set forth in Exhibit A (attached to the end of this Agreement).

      "TRADEMARKS." The trademarks specified in Exhibit C (attached to the end of this Agreement).

2.    TERM

2.1 TERM. This Agreement will commence on the date stated in the first section (the start date) and will terminate May 1, 2002 following that start date, unless it terminates sooner in accordance with the provisions of this Agreement. The Parties may renew this Agreement in writing upon mutual agreement.

2.2 CONTINUATION OR SURVIVAL OF CERTAIN SECTIONS. Certain sections, as indicated below, will survive and remain effective even after the termination of this Agreement. All other rights and obligations of each party to the other will terminate upon the termination of this Agreement.



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3.0   RELATIONSHIP

3.1 Subject to the terms and conditions set forth in this Agreement, the Supplier hereby appoints the Distributor as the Supplier's exclusive Distributor for the Products in the Territory, and the Distributor hereby accepts such appointment. The Supplier will abstain from direct sales of Products in the Territory except as provided in Section 4.2 and 4.3.

3.2 POWERS AS DISTRIBUTOR. The Distributor may incorporate, combine and integrate the Products and sell them either alone or in combination with other Products. No payment of any fee or charge is required as a condition of such appointment. No franchise is granted in this Agreement. Except as expressly provided in this Agreement, all aspects of the distribution and marketing of the Products by the Distributor will be in the Distributor's sole control, including without limitation the methods of marketing, pricing, naming, packaging, labeling, and advertising, and the terms and conditions of any sale, unless otherwise provided for in this Agreement.

3.3 SUPPLIER AND DISTRIBUTOR AS INDEPENDENT CONTRACTORS. The Supplier and the Distributor agree that their relationship is that of the seller and the buyer (or the licenser and the licensee) and not that of joint venturers, principals or agents, or franchiser and franchisee. Both are independent contractors acting for their own accounts, and neither is authorized to make any commitment or presentation, express or implied, on the other's behalf unless authorized to do so by the other in writing.

3.4 USE OF TRADEMARKS AND TRADE NAMES. No right, title or interest in or to any trademarks, trade names, slogans, labels and designs used by either the Supplier or the Distributor, nor the goodwill connected, is conveyed by this Agreement. The Distributor may, in connection with the promotion and sale of the Products pursuant to the terms of this Agreement, refer to the Supplier's applicable trade names or trademarks provided that all such references are in conformance with the Supplier's requirements regarding such use, as such requirements are communicated to the Distributor in writing from time to time by the Supplier. Distributors may not register Supplier's trademarks, or otherwise use Supplier's trademarks for any purpose except as explicitly provided in this Agreement.

3.5 TERRITORIAL RESPONSIBILITY. The Distributor will vigorously pursue sales policies and procedures to realize the maximum sales potential for the Products in the Territory. The Distributor will not advertise or solicit the sale of the Products outside the Territory or establish a repair or maintenance facility outside the Territory.

4.   DISTRIBUTION RIGHTS

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       In recognition of the investment to be made by the Distributor in connection with its marketing and distribution of the Products, the parties agree to each of the following provisions:

4.1    Exclusivity.

4.1.1 The Supplier hereby grants the Distributor the exclusive right to distribute the Products in the Territory.

4.1.2 The Distributor may resell and distribute the Products within the Territory without restriction.

4.1.3 The Distributor shall refrain from intentionally selling to the customers other than the customers to whom it is authorized to sell.

5.     DISTRIBUTOR'S RESPONSIBILITIES

       During the term of this Agreement, the Distributor agrees to the following:

5.1 DISTRIBUTION TO DEALERS. The Distributor may distribute the Products to any dealers.

5.2 MINIMUM COMMITMENTS. The Distributor will maintain an inventory of Products and warehousing facilities sufficient to adequately serve the demands of its dealers on a timely basis. Such inventory will equal or exceed the quantity of Products necessary to meet reasonably anticipated demands of the dealers.

5.3 PROMOTIONAL EFFORTS. The Distributor will use its best efforts to promote vigorously and aggressively the marketing and distribution of the Products. The Distributor may advertise the Products in advertising media of the Distributor's choice. The Distributor will make full use of all promotional material supplied by the Supplier.

5.4 SUPPLIER PACKAGING. The Distributor will distribute Products with all packaging, warranties, disclaimers, and End-User Agreements intact as shipped by the Supplier and will require all the Dealers to adhere to the terms of the End-User Agreements applicable to such Products.



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5.5    COMPLIANCE WITH LAWS. The Distributor will comply with all material applicable foreign laws, ordinances, and regulations relating to the sale of the Products.

5.6 INSTRUCTION OF CUSTOMERS. The Distributor will supply its customers with those instructions for the installation and operation of the Products that the Supplier provides (or that the Distributor adapts from instructions provided by the Supplier).

5.7 TRAINING. The Distributor will train a sufficient number of its sales personnel in connection with the demonstration, use and sale of the Products in order to maintain a staff of competent sales personnel conversant in the specifications, features and advantages of those Products. Such training of sales personnel will include instruction as to the proper use of, and restrictions on the use of, information provided by the Supplier.

5.8 SERVICE SUPPORT. Subject to the terms of the Distributor's customer service arrangements, the Distributor will provide service support for the Products it purchases pursuant to this Agreement, including but not limited to, providing qualified personnel to receive End-User inquiries and to conduct field maintenance.

5.9 IMPORT AND EXPORT REQUIREMENTS. The Distributor will, at its own expense, pay all import and export licenses and permits, pay customs charges and duty fees, and take all other actions required to accomplish the export and import of the Products purchased by the Distributor. The Distributor understands that the Products may be subject to regulation by agencies of the United States government, including United States export controls that prohibit export or diversion of certain technical Products to certain unauthorized countries or for certain unauthorized uses. The Distributor warrants that it will comply in all respects with the export and re-export restrictions set forth in the export license for every Product shipped to the Distributor. The Supplier will take all steps necessary to obtain such licenses.

6.     SUPPLIER'S RIGHTS AND RESPONSIBILITIES

6.1 SERVICE MANUAL(S). Within 10 days of execution of this Agreement, the Supplier will provide the Distributor with manuals documenting the (appropriate method(s) of servicing/installing/using the Products).

6.2 TRAINING. During the Term of this Agreement and within 60 days of any request by the Distributor, the Supplier will train a total of 10 of the Supplier's employees for a maximum of 2 days free of charge at its facilities or at the Distributor's facilities, as the Distributor will select. The Distributor will bear all out of pocket costs incurred by the employees during the course of the training, including, but not limited to the cost of travel, meals, and lodging expenses.



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6.3   INSTALLATION. The Supplier will assist and support the Distributor's employees in installing the Products at the initial installation site for each of the first 5 customer sites at no charge. Thereafter, the Supplier will provide the support and consultation for additional installation at reasonable and customary charges for such services.

6.4 IMPLEMENTATION OF ENHANCEMENTS. The Supplier will cooperate with the Distributor in evaluating, reviewing, and aggressively implementing mutually approved enhancements and refinements to the Products.

6.5 TECHNICAL SUPPORT. The Supplier will provide the following technical support during its' normal business hours: [(1) engineering support at no charge to the Distributor's engineering personnel in the form of telephone consultation, and (2) field support at no charge to the Distributor's field engineering personnel in the form of telephone consultation.]

6.6 SYSTEM DOCUMENTATION. The Supplier will provide at no charge to the Distributor copies of each (technical publication/document, including without limitation, service and installation manuals that the Supplier prepares or uses for each POP N GO machine purchased during the Term of this Agreement. The Distributor may use and/or reproduce and/or translate such materials, in whole or in part, but will reproduce and include any copyright and proprietary notice of the Distributor on all copies of such materials.

6.7 SPARE PARTS. The Supplier will, during the Term of this Agreement and for 3 years thereafter, supply to the Distributor at its most buyer-favorable then-prevailing resale price, or develop a competitively-priced alternative source of supply for (the use/operation of the Products).

6.8 SUPPLIER DETERMINATION OF PRODUCT CONTENT. The Supplier reserves the right at any time without liability or prior notice to (1) determine the contents of each Product, including its specifications, features, and functions, as well as any documentation or related materials; (2) discontinue distribution of any or all Products in some or all markets or through some or all channels of distribution; (3) change or terminate any of the specifications, features, or functions of the Products; or (4) change or terminate the level or type of support or service that the Supplier makes available for each Product.

7.    PURCHASE ORDERS



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7.1  INITIAL ORDER. The Distributor hereby places, effective upon execution of this Agreement, an order for 20 units of the Product, to be delivered in June 1999; (the "Initial Order"). Attached to this Agreement as Exhibit F is a copy of the purchase order for the Initial Order. The Initial Order will be non-cancelable.

7.2 SUBSEQUENT ORDERS AND ACCEPTANCE. All orders for Products submitted by the Distributor will be initiated by written purchase orders sent to the Supplier requesting a specific delivery date; provided, however, that an order may initially be placed orally, by facsimile or by telex if a confirmational written purchase order is sent to Supplier within 5 days after said verbal, facsimile or telex order. No order will be binding upon the Supplier until accepted by the Supplier in writing. The Supplier will use its reasonable best efforts to notify the Distributor of the acceptance or rejection of an order and of the assigned delivery date for accepted orders within 3 days of receipt of the purchase order. No partial shipment of an order will constitute the acceptance of the entire order, absent the written acceptance of such entire order. The Supplier will use its reasonable best efforts to deliver the Products at the times specified either in its quotation or in its written acceptance of the Distributor's purchase orders.

7.3 CONTROLLING TERMS. The terms and conditions of this Agreement will apply to each order accepted or shipped by the Supplier under this Agreement. Any terms or conditions appearing on the face or reverse side of any purchase order, acknowledgment, or confirmation that are different from or in addition to those required under this Agreement will not be binding on the parties, even if signed and returned, unless both parties expressly agree in a separate writing to be bound by such separate or additional terms and conditions.

7.4  CANCELLATION OF ORDERS

7.4.1. Once an order has been accepted by the Supplier, it may not be canceled by the Distributor unless (1) the Supplier has failed to ship the order,or any portion thereof, within 60 days of the date of the Supplier's confirmation of such order; and (2) the Distributor provides written notice of such cancellation, and the Supplier acknowledges such cancellation in writing; and
(3) the Supplier has not yet shipped the order or portion thereof that the Distributor desires to cancel.

7.5 SUPPLIER CANCELLATION. The Supplier reserves the right to cancel or suspend any orders placed by the Distributor and accepted by the Supplier, or refuse or delay shipment thereof, if the Distributor fails (1) to make any payment as provided in this Agreement or in any invoice; (2) to meet credit or financial requirements established by the Supplier; or (3) otherwise to comply with the terms and conditions of this Agreement.



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7.6  PARTIAL SHIPMENTS. No Partial shipments will be made without the
Distributor's prior written approval.

7.7 FREIGHT AND TAX CHARGES. The Distributor will pay the cost of freight and any taxes, levies, duties or fees of any kind, nature or description whatsoever applicable to the sale of any Products by the Supplier to the Distributor, and the Distributor will forthwith reimburse the Supplier for all such sums upon invoice. In connection with the delivery of the Products, the Distributor may designate in writing, not less than 10 business days prior to the shipment date, the carrier for shipment and the amount of insurance and nature of coverage. If the Distributor fails to so designate any or all such items, the Supplier, at its discretion, may specify any item not so designated.

7.8 ACCEPTANCE TESTS. The Distributor will formulate, subject to the Supplier's approval, Acceptance Test Procedures. The Distributor has the right to conduct acceptance tests on any of the Products and may reject those that fail to pass that test. Such rejection will be evidenced by notice of rejection to the Supplier, together with an indication of the basis for that rejection. The Distributor will have no obligations with respect to any Products properly rejected by it pursuant to this Agreement.

7.9 PAYMENT TERMS. Distributor will pay for the initial order 90 days after shipment. Subsequent orders will be paid on a net 30 days basis unless Supplier and Distributor agree on alternate terms for payment.

7.10 PACKAGING. The Supplier agrees to provide appropriate packaging, and similar matters as requested by the Distributor in order to permit the Products to be shipped directly into the Distributor's distribution system without reopening the boxes or otherwise re-handling the finished goods.

7.11 DIRECT SHIPPING. The Distributor may request that the Supplier ship directly to any location designated by the Distributor. The Supplier agrees to comply with these requests at no additional charge (other than transportation charges) provided that the Distributor furnishes the Supplier with shipping instructions at least 10 days prior to shipment.

7.12 WAREHOUSING. The Distributor may request that the Supplier ship to its own warehouse, or to another warehouse owned by a third party. In this event, the Supplier's shipment will constitute delivery to the Distributor. The Supplier will procure insurance on behalf of the Distributor to cover risk of damage or loss to these shipments while in the warehouse awaiting final delivery to the customers. The Distributor will reimburse the Supplier for all insurance premiums and transportation charges incurred by the Supplier in the warehousing of these shipments. The Supplier will arrange for final shipment to the customers designated by the Distributor at the Distributor's instruction. Final shipment


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will be made in full conformity with Section 7.6, except that the Supplier will also arrange for insurance coverage of these final shipments, the cost of which will be reimbursed by the Distributor.

8.   PRICES AND PAYMENTS

8.1 PRICES. All prices are F.O.B. Supplier's plant currently located at the address listed for the Supplier at the beginning of this Agreement.

8.2 SUPPLIER PRICES TO DISTRIBUTOR FOR THE INITIAL ORDER. The Supplier will sell each Product in the Initial Order to the Distributor at $2495US.

8.3 SUPPLIER PRICES TO DISTRIBUTOR FOR SUBSEQUENT ORDERS. The Supplier will sell each Product in subsequent orders to the Distributor at $2495US.

8.4 TAXES. The Distributor's Purchase Price does not include any federal, state or local taxes that may be applicable to the Products (excluding taxes based upon the income of the Supplier), when the Supplier has the legal obligation to collect such taxes, the appropriate amount will be added to the Distributor's invoice and paid by the Distributor unless the Distributor provides the Supplier with a valid tax exemption certificate authorized by the appropriate taxing authority.

8.5 PAYMENT. Full payment of the Distributor's Purchase Price for the Products (including any freight, taxes or other applicable costs initially paid by the Supplier but to be borne by the Distributor) will be made by the Distributor to the Supplier according to the terms in Section 7.10, and payment will be made by wire transfer, check or other instrument approved by the Supplier. Payment will be in United States dollars and will be in an amount equal to the Distributor's Purchase Price for the Products plus all applicable taxes, shipping charges, and other charges to be borne by the Distributor. All exchange, interest, banking, collection, and other charges will be at the Distributor's expense. The Distributor will pay all of the Supplier's costs and expenses (including reasonable attorneys' fees) to enforce and preserve the Supplier's rights.

8.6 DISTRIBUTOR FINANCIAL CONDITION. The Distributor represents and warrants that it is and at all times during the term of this Agreement will remain in good financial condition, solvent and able to pay its bills when due. The Distributor further represents and warrants that it has and at all times during the term of this Agreement will retain the ability to order any pay for a minimum of $1 million in total annual orders for Products. The Distributor will maintain and employ in connection with the Distributor's business under this Agreement such working capital and net worth as may be required in the reasonable opinion of the Supplier to enable the Distributor to carry out and perform all of the Distributor's obligations and responsibilities under this Agreement.


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8.7  DISTRIBUTOR PRICING. The Distributor is free to determine its own resale prices for the Products. Although the Supplier may publish suggested list prices, these are suggestions only and are not binding in any way.

Shipment, Risk of Loss and Delivery

9.1 RISK OF LOSS. Except as provided below, title to the Products purchased pursuant to this Agreement will pass upon delivery to the Distributor.

9.2 SHIPMENT. All Products delivered pursuant to the terms of this Agreement will be suitably packed for air freight shipment in the Supplier's standard shipping cartons, marked for shipment at the Distributor's address stated above, and delivered to the Distributor or its carrier agent F.O.B. Supplier's manufacturing plant, at that time (subject to Subsection 9.6 below) title to such Products and risk of loss will pass to the Distributor. Unless otherwise instructed in writing by the Distributor, the Supplier will select the carrier. All freight, insurance, and other shipping expenses, as well as any special packing expense, will be paid by the Distributor. The Distributor will also bear all applicable taxes, duties, and similar charges that may be assessed against the Products after delivery to the carrier at the Supplier's plant.

9.3 PARTIAL DELIVERY. Unless the Distributor clearly advises the Supplier to the contrary in writing, the Supplier may make partial shipments of the Distributor's orders, to be separately invoiced and paid for when due. Delay in delivery of any installment will not relieve the Distributor of its obligation to accept the remaining deliveries, unless canceled pursuant to Section 7.3 of this Agreement.

9.4 DELIVERY SCHEDULE AND DELAYS. The Supplier will use reasonable efforts to meet the Distributor's requested delivery schedules for the Products. Should orders for Products exceed the Supplier's available inventory, the Supplier will allocate its available inventory and make deliveries on a basis the Supplier deems equitable, in its sole discretion, and without liability to the Distributor on account of the method of allocation chosen or its implementation.

9.5 RESERVATION OF TITLE. Transfer of title for each Product shipped to the Distributor will be subject to full payment of the Purchase Price. Until such full payment, the Product will remain the property of the Supplier. For all Products to which the Supplier retains title, the Distributor will (1) carry full insurance on the Products throughout the time they are in the Distributor's possession and (2) segregate those Products from other Products in the Distributor's inventory. The Distributor agrees to take all such steps as are necessary to assist the Supplier in so retaining title, including the signing of any filings necessary pursuant to local law.

10.  Limited Warranty



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10.1  WARRANTY TO DISTRIBUTOR'S CUSTOMERS.  The Distributor will pass on to its
End-User customers the Supplier's standard limited warranty for the Products, as follows:

      ONE-YEAR LIMITED WARRANTY

      For one (1) year after the date of shipment to End-User or eighteen (18) months after the date of shipment from the Supplier, whichever first occurs, the Supplier will at its sole discretion, replace, repair or furnish credit for any Product purchased by End-User that, in the Supplier's judgment, has a defect in material or workmanship provided the Product is returned, transportation charges prepaid, to the Supplier with the Supplier's prior permission and return authorization number, and provided further that the Product has not been misused (including electrostatic discharge), improperly operated, or subject to unauthorized repairs or modifications. This warranty is in lieu of all other warranties, expressed, implied or statutory, including the warranty of merchantability and the warranty of fitness or of suitability for a particular purpose and of all other obligations or liabilities on the Supplier's part, and the Supplier neither assumes nor authorizes any other person to assume for the Supplier any other liabilities in connection with the sale of the said Product. If the Supplier's examination does not disclose a defect in material or workmanship on a Product claimed to be defective, the End-User agrees to pay the Supplier's established charges for unpacking, testing and repackaging the Products for reshipment to the End-User. This provision states the End-User's exclusive and sole remedy for Supplier's breach of warranty. This provision does not extend the original warranty period of any Product that has been repaired or replaced by the Supplier.

      This warranty is the only warranty made by the Supplier with respect to the goods delivered under this Agreement, and may be modified or amended only by a written instrument signed by a corporate officer of the Supplier and accepted by the End-User. The Products that, at the End-User's request, are delivered without complete encapsulation are specifically excluded from the warranty set out in this Agreement.

10.2 DISCLAIMER, NO OTHER WARRANTY. Except for the express warranty set forth above, the Supplier grants no other warranties, express of implied, by statute or otherwise, regarding the Products, their fitness for any purpose, their quality their merchantability, or otherwise.

10.3 LIMITATION OF LIABILITY. The Supplier's liability under the warranty will be limited to replacement, repair or credit for the customer's purchase price. In no event will the Supplier be liable for the cost of procurement of substitute goods by the customer or for any special, consequential or incidental damages for breach of warranty.

10.4 DISTRIBUTOR DUTIES. The Distributor agrees to honor all replacement requests received from the Dealers or End-Users pursuant to the terms of the End-User Agreement pertaining to the defective units. The Distributor will instruct all the Dealers to submit all replacement requests to the Distributor.


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10.5   EXCLUSIVE REMEDY. The remedy stated in this Section 10 constitutes the sole and exclusive remedy of the Distributor and, insofar as the End-User Agreement effectively so provides, any Dealer or End-User, as well as their successors and assigns, for any defect or nonconformity in the Products.

10.6   PRODUCT LIABILITY

10.6.1 INDEMNIFICATION. The Supplier will indemnify and hold harmless the Distributor for damages or expenses resulting from any claim, suit or proceeding brought against the Distributor on the issue of Product liability. The Distributor agrees that the Supplier has the right to defend, or at its option to settle, and the Supplier agrees, at its own expense, to defend or at its option to settle, any claim, suit or proceeding brought against the Distributor or its Customer on the issue of Product liability, subject to the limitations set forth in this Agreement. The Supplier will have sole control of any such action or settlement negotiations, and the Supplier agrees to pay, subject to the limitations of this Agreement set forth, any final judgment entered against the Distributor or its Customer on such issue in any such suit or proceeding defended by the Supplier. The Distributor agrees that the Supplier at its sole option will be relieved of the foregoing obligations unless the Distributor or its Customer notifies the Supplier promptly in writing of such claim, suit or proceeding and gives the Supplier authority to proceed as contemplated herein, and, at the Supplier's expense, gives the Supplier proper and full information and assistance to settle and/or defend any such claim, suit or proceeding.

10.6.2 ENTIRE LIABILITY. The foregoing provisions of this Section 10.8 state the entire liability and obligations of the Supplier and the exclusive remedy of the Distributor and its Customers, with respect to any alleged Product liability suit related to the Products or any part thereof.

11.     OWNERSHIP WARRANTY AND INDEMNIFICATION

11.1 SUPPLIER OWNERSHIP WARRANTY. The Supplier represents and warrants to the Distributor that: (1) the Products are the originals with the Supplier; (2) the Products do not infringe upon any patent, copyright, trade secret or other proprietary rights of others; (3) the Supplier has full power and authority to grant the rights granted within this Agreement to the Distributor; and (4) the Supplier has not previously or otherwise granted any other rights in the Products to any third party that conflict with the rights in this Agreement granted to the Distributor.

11.2 INDEMNIFICATION. The Supplier agrees to defend at its expense and hold the Distributor harmless from any claim, demand, or suit against the Distributor resulting from a breach of any of the warranties set forth above in
Section 11.1 and to pay any costs, damages, or expenses (including attorneys' fees) arising from any such claim, demand, or suit. The Supplier will have sole control of the defense of such action and all negotiations

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for its compromise or settlement. The Distributor will timely notify the
Supplier in writing of any such claim, demand, or suit, and, at the Supplier's request and expense, provide the Supplier with all available information, assistance and authority to enable the Supplier to defend the same. The Supplier will indemnify the Distributor for all such costs, damages and expenses as they are incurred.

11.3 CONTINUED USE. Following notice of a claim or demand or a threatened or actual suit, the Supplier will immediately, at its own expense, procure for the Distributor the right to continue the use of the Products subject to such claim, demand or suit, or, having failed to obtain such right, replace or modify such Products to make them non-infringing, or, having failed to replace or modify the Products, refund to the Distributor the purchase price of all unsold Products. If the Distributor elects to replace or modify any of the Products, such replacement or modification will substantially meet the performance and interface specifications of the replaced or modified Products.

11.4 MODIFICATION OF THE PRODUCTS. The Supplier will have no liability for any claim of infringement based on the Distributor's combination of the Products with Products not supplied by the Supplier if such claim would have been avoided by the use of the Products without such specific Products.

11.5 SURVIVAL OF WARRANTIES. The warranties and indemnities stated in this
Section 11 will survive the expiration or termination of this Agreement.

12.  TERMINATION

12.1 TERMINATION EVENTS. This Agreement may be terminated by either party upon the occurrence of any of the following circumstances:

12.1.1 Any assignment for the benefit of the creditors, or any bankruptcy, reorganization, or other proceeding under any bankruptcy or insolvency law is initiated by the other party, or is initiated against it and not dismissed or stayed within 90 days;

12.1.2 A material breach by the other party of any of the terms of this Agreement, which breach is not remedied by the other party within 30 days of the other party's receipt of notice of such breach; or

12.1.3 Upon the sale or distribution of the Products in violation of the Distributor's exclusive distribution rights as described in Section 4.1. The Written notice of termination will be given by registered or certified mail, in which event this Agreement will terminate 30 days from the date of mailing of the notice.

12.2 FULFILLMENT OF OBLIGATIONS. The termination of this Agreement will not otherwise release either party from its obligation to pay any sum that may be then or thereafter owing to the other party nor operate to discharge any liability that had been incurred by other party prior to any such termination. Except as qualified by the preceding sentence, neither party will, by reason of the termination of this Agreement, be liable to the other for any damages (whether direct, consequential or incidental to, and including loss of profit or prospective profits of any kind) sustained or arising out of any such termination.

12.3 EFFECT OF TERMINATION AND SURVIVAL. Upon termination of this Agreement, the Distributor may continue to dispose of its existing inventories of Products, but the Distributor will otherwise discontinue all further promotion, marketing, and support of the display, advertising, and use of all the Supplier names, trademarks, logos, and designations and will not thereafter use, advertise, or display any such names, trademarks, logos, or designations. Upon termination of this Agreement, the due date of all outstanding invoices for the Products will automatically be accelerated and all such invoices will become due and payable. All orders or portions thereof remaining unshipped as of the effective date of termination may be canceled by the Supplier, at its option, to the extent they call for delivery more than 30 days after the date of termination. Upon termination of this Agreement, the Supplier will have the option, exercisable at any time in its discretion, to repurchase some or all of the entire remaining uncommitted inventory of the Products held by the Distributor. The Supplier will pay the Distributor for all Products so repurchased (if received in a new and re-saleable condition) an amount equal to the discounted price paid by the Distributor to the Supplier, less a restocking charge of 10 percent of such price. Upon receipt of any Products so reacquired from the Distributor, the Supplier will issue an appropriate credit to the Distributor's account. Despite any termination of this Agreement, the provisions in Sections 5.4 through 5.6, 7.4 through 7.9, 7.11 through 7.14, 8 through 11, and 13 through 14 will remain in full force and effect.

13.   CONFIDENTIAL INFORMATION, TRADEMARKS AND INTELLECTUAL PROPERTY RIGHTS

13.1 PROTECTION OF INFORMATION. Each party acknowledges that the Information is proprietary to the other party and has been developed as a trade secret at their expense. Each party agrees that it will exercise the same efforts to hold and use such Information in confidence (except as otherwise permitted by this Agreement) as it uses to protect its own confidential business information.

13.2 RIGHTS TO INJUNCTION. If any party will attempt to use or dispose of any Information or any of its aspects or components or any duplication or modification thereof in a manner contrary to the terms of this Section, the other party will have the right, without the necessity of filing a bond or other security, in addition to such other remedies that may be available to it, to injunctive relief enjoining such acts or attempts, it being acknowledged that legal remedies are inadequate.

13.3 PRESS RELEASES. No press releases or other likely publicity or advertising of any nature regarding this Agreement that mentions this Agreement or the other party by name will be released by a party without the prior written agreement of the other party.

13.4 NO COPYING. Without the prior written consent of the Supplier, the Distributor will refrain from copying, reverse engineering, disassembling, decompiling, translating, or modifying the Products, or granting any other person or entity the right to do so.

13.5 NOTIFICATION. The Distributor will promptly notify the Supplier of (1) any claims, allegations, or notification that its marketing, licensing, support, or service of the Products may or will infringe the Intellectual Property Rights of any other person or entity; and (2) any determination, discovery, or notification that any person or entity is or may be infringing the Intellectual Property Rights of the Supplier. The Distributor will not take any legal action relating to the protection or defense of any Intellectual Property Rights pertaining to the Products without the prior written approval of the Supplier. The Distributor will assist in the protection and defense of such Intellectual Property Rights.

14.   GENERAL PROVISIONS

14.1 ASSIGNMENT. Either party may assign this Agreement to an entity that acquires, directly or indirectly, substantially all of its assets or merges with it. Except as set forth in this section, neither this Agreement nor any rights under this Agreement, in whole or in part, will be assignable or otherwise transferable by either party without the express written consent of the other party. Any attempt by either party to assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party will be null and void. Subject to the above, this Agreement will be binding upon and take effect for the benefit of the successors and assigns of the parties to this Agreement.

14.2 WAIVER, AMENDMENT, MODIFICATION. No waiver, amendment or modification, including those by custom, usage of trade, or course of dealing, of any provision of this Agreement will be effective unless in writing and signed by the party against whom such waiver, amendment or modification is sought to be enforced. No waiver by any party of any default in performance by the other party under this Agreement or of any breach or series of breaches by the other party of any of the terms or conditions of this Agreement will constitute a waiver of any subsequent default in performance under this Agreement or any subsequent breach of any terms or conditions of that Agreement. Performance of any obligation required of a party under this Agreement may be waived only by a written waiver signed by a duly authorized officer of the other party, that waiver will be effective only with respect to the specific obligation described in that waiver.

14.3 FORCE MAJEURE. Neither party will be deemed in default of this Agreement to the extent that performance of its obligations, or attempts to cure any breach, are delayed or prevented by reason of circumstances beyond its reasonable control, including without limitation fire, natural disaster, earthquake, accident or other acts of God ("Force Majeure"), provided that the party seeking to delay its performance gives the other written notice of any such Force Majeure within 15 days after the discovery of the Force Majeure, and further provided that such party uses its good faith efforts to cure the Force Majeure. If there is a Force Majeure, the time for performance or cure will be extended for a period equal to the duration of the Force Majeure. This Article will not be applicable to any payment obligations of either party.

14.4   SETTLEMENT OF DISPUTES

14.4.1 Each party acknowledges and agrees that, if there is any breach of this Agreement, including, without limitation, unauthorized use or disclosure of Confidential Information or other information of the other party, the non-breaching party will suffer irreparable injury that cannot be compensated by money damages and therefore will not have an adequate remedy at law. Accordingly, if either party institutes an action or proceeding to enforce the provisions of this Agreement, such party will be entitled to obtain such injunctive relief, specific performance, or other equitable remedy from a court of competent jurisdiction as may be necessary or appropriate to prevent or curtail any such breach, threatened or actual. These will be in addition to and without prejudice to such other rights as such party may have in law or in equity.

14.4.2 Any dispute, controversy, or claim arising out of or related to this Agreement, or the creation, validity, interpretation, breach, or termination of this Agreement will be referred to mediation before, and as a condition precedent to, the initiation of any adjudicative action or proceeding, including arbitration. The mediation will be held in Los Angeles, California. Either party may demand mediation in writing, serving on the other party a statement of the dispute, controversy, or claim, and the facts relating to it, in reasonable detail. Furthermore, if within thirty (30) days after such demand, the parties have not agreed upon a mediator and commenced mediation, the matter will be referred to arbitration under Section 14.4.3. Furthermore, if, within forty-five (45) days after such demand the matter has not been resolved to the satisfaction of both parties, then the matter will be referred to arbitration under Section 14.4.3.

14.4.3 Any dispute, controversy, or claim arising out of or related to this Agreement, or the creation, validity, interpretation, breach, or termination of this Agreement that has not been resolved amicably among the parties by mediation under Section 14.4.2 will be submitted to binding arbitration using the following procedure:

14.4.4 The arbitration will be held in Los Angeles, California, before a panel of three arbitrators. Either party may demand arbitration in writing, serving on the other party a statement of the dispute, controversy, or claim, and the facts relating to it, in reasonable detail, and the arbitrator nominated by that party.


14.4.5 Within thirty (30) days after such demand, the other party will name its arbitrator, and the two arbitrators named by the parties will, within ten (10) days, select a third arbitrator.

14.4.6 The arbitration will be governed by the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"), except as expressly provided in this Article. However, the arbitration will be administered by any organization mutually agreed upon by the parties. If the parties are unable to agree upon the organization to administer the arbitration, it will be administered by the AAA. The arbitrators may not amend or disregard any provision of this section.

14.4.7 The expenses of arbitration will be borne by the party against whom the decision is rendered, or apportioned in accordance with the decision of the arbitrators if there is a compromise decision. Judgment upon any award may be entered in any court of competent jurisdiction. All notices from one party to the other relating to any arbitration under this Agreement will be in writing and will be effective if given in accordance with Section 14.5 below.

14.5 PROPRIETARY INFORMATION. Each party acknowledges that it may be furnished with or may otherwise receive or have access to information or material that relates to past, present or future Products, software, research development, inventions, processes, techniques, designs or technical information and data, and marketing plans. (The "Proprietary Information"). Each party agrees to preserve and protect the confidentiality of the Proprietary Information and all of its physical forms, whether disclosed to the other party before this Agreement is signed or afterward, including the terms of this Agreement. In addition, a party will not disclose or disseminate the Proprietary Information for its own benefit or for the benefit of any third party. The previously stated obligations do not apply to any information that (1) is publicly known;
(2) is given to a party by someone else who is not obligated to maintain confidentiality; or (3) a party had already developed prior to the day this Agreement is signed, as evidenced by documents. Neither party will take or cause to be taken any physical forms of Proprietary Information (nor make copies of same) without the other party's written permission. Within three (3) days after the termination of this Agreement (or any other time at the other party's request), a party will return to the other party all copies of Proprietary Information in tangible form. Despite any other provisions of this Agreement, the requirements of this Section will survive termination of this Agreement.

14.6 CUMULATIVE RIGHTS. Any specific right or remedy provided in this Agreement will not be exclusive but will be cumulative upon all other rights and remedies set forth in this section and allowed under applicable law.

14.7 GOVERNING LAW AND JURISDICTION. This Agreement will be governed by and construed under the substantive laws of the State of California, U.S.A. The federal and state courts within the State of California, U.S.A., will have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement. The Distributor hereby expressly consents to (1) the personal jurisdiction of the federal and state courts within California and (2) service of process being effected upon it by registered mail sent to the address set forth at the beginning of this Agreement.

14.8 ENTIRE AGREEMENT. The parties acknowledge that this Agreement expresses their entire understanding and Agreement, and that there have been no warranties, representations, covenants, or understandings made by either party to the other except such as are expressly set forth in this section. The parties further acknowledge that this Agreement supersedes, terminates and otherwise renders null and void any and all prior Agreements or contracts, whether written or oral, entered into between Pop N Go, Inc. and Distribuidora Automatizada SA DE C.V. with respect to the matters expressly set forth in this Agreement.

14.9 COUNTERPARTS. This Agreement may be executed in multiple counterparts, any one of which will be deemed an original, but all of which will constitute one and the same instrument.

14.10 ATTORNEY FEES. If either party is required to retain the services of any attorney to enforce or otherwise litigate or defend any matter or claim arising out of or in connection with this Agreement, then the prevailing party will be entitled to recover from the other party, in addition to any other relief awarded or granted, its reasonable costs and expenses (including attorneys' fees) incurred in the proceeding.

14.11 SEVERABILITY. If any provision of this Agreement is found invalid or unenforceable under judicial decree or decision, the remainder will remain valid and enforceable according to its terms. Without limiting the previous, it is expressly understood and agreed that each and every provision of this Agreement that provides for a limitation of liability, disclaimer of warranties, or exclusion of damages is intended by the parties to be severable and independent of any other provision and to be enforced as such. Further, it is expressly understood and agreed that if any remedy under this Agreement is determined to have failed of its essential purpose, all other limitations of liability and exclusion of damages set forth in this section will remain in full force and effect.

14.12 NOTICES. Any notice required or permitted by this Agreement will be in writing and will be sent by telex, telefax or air courier. Such notice will be deemed to have been given 5 days after sending.

     Captions and section headings used in this Agreement are for convenience only and are not a part of this Agreement and will not be used in construing it.


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

      We have carefully reviewed this contract and agree to and accept its terms and conditions. We are executing this Agreement as of the day and year first written above.

SUPPLIER                                DISTRIBUTOR

/s/ MEL WYMAN                           /s/ [SIGNATURE ILLEGIBLE]
-------------------------------------   -------------------------------------
Mel Wyman
Chief Executive Officer

                                   EXHIBIT A

                                   TERRITORY
                                   ---------
                               COUNTRY OF MEXICO

EXHIBIT B

                                 PRODUCT QUOTA

Opening order - 20 units

Total 1st year orders - 300 units

Total 2nd year orders - 500 units

Total 3rd year orders - 700 units

EXHIBIT C

                                   TRADEMARKS

                                    POP N GO